                                                                    Exhibit 2(b)

                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA
                              LOS ANGELES DIVISION

In re                              )    Case No. LA 99-34245-ER
                                   )
THE SIRENA APPAREL GROUP, INC.,    )    Chapter 11
                                   )
                                   )
                                   )
                                   )
              Debtor.              )
___________________________________)

                     FIRST AMENDED PLAN OF REORGANIZATION OF
                         THE SIRENA APPAREL GROUP, INC.
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

David A. Gill (State Bar No. 032145)
Anne E. Wells (State Bar No. 155975)
DANNING, GILL, DIAMOND & KOLLITZ, LLP
2029 Century Park East, Third Floor
Los Angeles, California 90067-2904
Telephone: (310) 277-0077
Facsimile: (310) 277-5735

Attorneys for THE SERENA APPAREL GROUP, INC.,
Debtor and Debtor-in-Possession

Benjamin S. Seigel (State Bar No. 59992)
BUCHALTER, NEMER, FIELDS & YOUNGER
601 South Figueroa Street, Suite 2400
Los Angeles, California 90017
Telephone: (213) 891-0700
Facsimile: (213) 896-0400

Attorneys for THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

                              Dated: June 14, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.    INTRODUCTION.............................................................1

II.   CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.....................1

      A.    General Overview...................................................1

      B.    Unclassified Claims................................................1

            1.    Administrative Expenses......................................1
            2.    The Foothill Administrative Claim and the Exit Financing.....2
            3.    Priority Tax Claims..........................................3

      C.     Classified Claims and Interests...................................3

            1.    Classes of Secured Claims....................................3
            2.    Classes of Priority Unsecured Claims.........................4
            3.    Classes of Unsecured Claims..................................5
            4.    Class of Interest Holders....................................6

      D.    Means of Performing the Plan.......................................6

            1.    Funding for the Plan.........................................6
            2.    Post-confirmation Management.................................6
            3.    Disbursing Agent.............................................7
            4.    Objections to Claims.........................................7
            5.    Reserve for Disputed Claims..................................7
            6.    Fractional Shares............................................7

III.  TREATMENT OF MISCELLANEOUS ITEMS.........................................8

      A.    Executory Contracts and Unexpired Leases...........................8

            1.    Assumptions..................................................8
            2.    Rejections...................................................9

      B.    Benefit Plans......................................................9

      C.    Changes in Rates Subject to Regulatory Commission Approval........10

      D.    Retention of Jurisdiction.........................................10

      E.    Reservations of Rights............................................10

                                                                            Page
                                                                            ----

      F.    Extinguishment of Causes of Action Under Bankruptcy Code ss.547...10

      G.    Preservation of Insurance.........................................11

      H.    Exemption From Transfer Taxes.....................................11

      I.    Bankruptcy Code ss.1145 Exemption.................................11

IV.   EFFECT OF CONFIRMATION OF PLAN..........................................11

      A.    Discharge.........................................................11

      B.    Vesting of Property in the Reorganized Debtor.....................12

      C.    Cancellation of Stock and Issuance of New Stock...................12

      D.    Amendment of Articles of Incorporation of the Reorganized Debtor..12

      E.    Post-Confirmation Employment and Compensation of Professionals....13

      F.    Dissolution of the Committee......................................13

      G.    Modification of Plan..............................................13

      H.    Post-Confirmation Status Report...................................13

      I.    Final Decree......................................................14

                                       I.

                                  INTRODUCTION

      The Sirena Apparel Group, Inc. ("Sirena" or the "Debtor") is the debtor in a Chapter 11 bankruptcy case. On June 25, 1999 (the "Petition Date"), the Debtor commenced a bankruptcy case (the "Debtor's Case") by filing a voluntary Chapter 11 petition under the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq. ("Bankruptcy Code"). This document is the Chapter 11 Plan (the "Plan") proposed jointly by the Debtor and the Official Committee of Unsecured Creditors appointed In the Debtor's Case (the "Committee") (collectively, the "Proponents"). Sent to you in the same envelope as this document is the Disclosure Statement which has been approved by the Court, and which is provided to help you understand the Plan.

      This is a reorganizing plan. The Proponents seek to accomplish payments under the Plan by a combination of cash generated from operations, exit financing (the "Exit Financing") to be provided by Foothill Capital Corporation ("Foothill"), and the issuance of stock in a reorganized corporation that will be owned substantially by the Debtor's creditors (the "Reorganized Debtor"). The Reorganized Debtor will operate the Debtor's business following confirmation of the Plan. The Effective Date of the proposed Plan is the first business day that is eleven (11) days after the Clerk of the Bankruptcy Court enters an order confirming the Plan.

                                       II.

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. General Overview

      As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority of payments as provided in the Bankruptcy Code. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive under the Plan.

B. Unclassified Claims

      Certain types of claims are not placed into voting classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. The Proponents therefore have not placed the following claims in a class. The treatment of these claims is provided below.

      1. Administrative Expenses

      Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Bankruptcy Code ss. 507(a)(1). The Bankruptcy Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

      The following chart lists the Debtor's Bankruptcy Code ss. 507(a)(1) administrative claims and their treatment under this Plan.

-----------------------------------------------------------------------------------------------
                                                  Amount
                                                   Owed
                                               Estimated as
               Name                              of 5/1/00              Treatment
               ----                              ---------              ---------
-----------------------------------------------------------------------------------------------
Danning Gill Diamond & Kollitz, LLP              $350,000        Paid in full upon court
(Debtor's Bankruptcy Counsel)                                    approval.
-----------------------------------------------------------------------------------------------
Howard, Rice, Nemerovski, Canady, Falk &         $ 80,000        Paid in full upon court
Rabkin (Debtor's Securities Counsel)                             approval.
-----------------------------------------------------------------------------------------------
Katz, Hoyt, Seigel & Kapor (Committee            $  4,746        Paid in full upon court
Counsel)                                                         approval.
-----------------------------------------------------------------------------------------------
Buchalter, Nemer, Fields & Younger               $ 80,470        Paid in full upon court
(Committee Counsel)                                              approval.
-----------------------------------------------------------------------------------------------
Bernstein, Fox, Whitman & Company, LLP           $  4,000        Paid in full upon court
(Committee Accountants)                                          approval.
-----------------------------------------------------------------------------------------------
Moss Adams, LLP (Debtor's Accountants)           $ 20,000        Paid in full upon court
                                                                 approval.
-----------------------------------------------------------------------------------------------
Clerk's Office Fees                              $    500        Paid in full on Effective Date
-----------------------------------------------------------------------------------------------
Office of the U.S. Trustee Fees                       N/A        Paid current quarterly
-----------------------------------------------------------------------------------------------
TOTAL                                            $539,716
-----------------------------------------------------------------------------------------------

      Court Approval of Fees Required:

      The Court must approve all professional fees listed in this chart. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be required to be paid under this Plan.

      2. The Foothill Administrative Claim and the Exit Financing

      Pursuant to various orders of the Bankruptcy Court (the "DIP Financing Orders"), Foothill provided the Debtor with up to $25,200,000 (the "DIP Financing") in post-petition financing through June 30, 2000, secured by a first priority lien in all of the Debtor's assets The Debtor estimates that approximately $16.0 million will be owing to Foothill under the DIP Financing as of June 30, 2000. Pursuant to the DIP Financing Orders, Foothill was granted a super-priority administrative expense claim pursuant to Bankruptcy Code ss. 364(c) for any and all liabilities and obligations of the Debtor to Foothill arising out of the DIP Financing, subject to a limited "carveout" for professional fees.

      Foothill will provide exit financing to the Reorganized Debtor in the total amount of $27.0 million. As additional consideration for providing the Exit Financing, Foothill shall receive 30% of the Common Stock to be issued by the Reorganized Debtor under the Plan.

      3. Priority Tax Claims

      Priority tax claims are certain unsecured income, employment and other taxes described by Bankruptcy Code ss. 507(a)(8). The Bankruptcy Code requires that each holder of such a ss. 507(a)(8) priority tax claim receive cash on the Effective Date or the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

      As set forth below, each entity holding an allowed claim entitled to priority under Bankruptcy Code ss. 507(a)(8) shall receive payment in full in cash on the Effective Date of the Plan.

      The following chart lists the Debtor's Bankruptcy Code ss. 507(a)(8) priority tax claims and their treatment under the Plan:

   ===========================================================================
         Description           Amount Owed                 Treatment
   ===========================================================================
   o Name = Los Angeles                       o Pymt interval: lump sum
   County                                     o Pymt amt/interval:  $15,918.84
                                              o Begin date:  Effective date
   o Type of tax = Property    $15,918.84     o End date: Effective date
   Taxes                                      o Interest Rate: N/A
                                              o Total Payout Amount: 100%:
   o Date tax assessed =
   January 1,1999
   ===========================================================================
   o Name = State of                          o Pymt interval: lump sum
   Georgia                                    o Pymt amt/interval:  $2,259.00
                                              o Begin date: Effective Date
   o Type of tax = Income      $ 2,259.00     o End date: Effective Date
   tax                                        o Interest Rate:  N/A
                                              o Total Payout Amount: 100%:
   o Date tax assessed =
   1999
   ===========================================================================

C. Classified Claims and Interests

      1. Classes of Secured Claims

      Secured claims are claims secured by liens on property of the Debtor's estate. Foothill is treated herein as an administrative priority claimant, since its debt arose subsequent to the Chapter 11 filing. See Section II.B.2 above. Following is a discussion of all classes containing the Debtor's secured pre-petition claims and their treatment under this Plan:

            1.a. American Industries, Inc. Secured Claim

      Class One consists of the secured claim of American Industries, Inc. ("AII"), a corporation that is a shareholder ofthe Debtor. AII has asserted a secured claim in the amount of$1,871,032 (the "AII Claim") secured by a second priority lien in the Debtor's personal property, junior to Foothill's senior lien in the Debtor's assets. The Debtor believes that the security interest granted to AII is voidable to the extent of at least $1.5 million and that, accordingly, at least $1.5 million of the AII Claim will be unsecured. In addition, the Debtor believes that certain additional defenses may exist to the total amount of the AII Claim such that the Debtor estimates that the allowed secured amount of the AII Claim will not exceed $365,000 (the "AII Allowed Secured Claim").

      The Plan proposes that the AII Secured Claim shall be allowed in the amount of $365,000 and that AII shall have an allowed general unsecured Class 4 claim in the amount of $1.5 million in lieu of all other claims against the estate. AII has consented and agreed to the treatment proposed in the Plan.

      The AII Allowed Secured Claim shall be secured by a second priority lien, junior and subordinate to Foothill, in the assets of the Reorganized Debtor. The AII Allowed Secured Claim will bear interest at the annual rate of 12%, which interest shall be payable quarterly in arrears. AII will receive no principal payments on the AII Secured Claim, until the first day of the thirty-seventh month after the Effective Date, at which date the principal amount and any accrued and unpaid interest shall be due and payable.

      The allowed unsecured portion of the AII Claim (the "AII Unsecured Claim") shall be treated as a Class 4 general unsecured claim.

      2. Classes of Priority Unsecured Claims

      Certain priority claims that are referred to in Bankruptcy Code ss.ss. 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Bankruptcy Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claims.

      The Debtor believes that there are no holders of claims against the Debtor based upon Bankruptcy Code ss.ss. 507(a)(4), (S), (6) or (7). The following chart lists the class containing the Debtor's Bankruptcy Code ss. 507(a)(3) priority unsecured claims and their treatment under this Plan:

--------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
--------------------------------------------------------------------------------------------------------------------
2          Priority unsecured claims pursuant toss. 507(a)(3)      Not impaired, not    o   Paid in full in cash on
           (wage claims)                                           entitled to vote         Effective Date, without
                                                                                            interest
           o   Total amt. of claims = $200,400
--------------------------------------------------------------------------------------------------------------------

      3. Classes of Unsecured Claims

            3.a. Administrative Convenience Class of Unsecured Claims

      Class 3 consists of all allowed unsecured claims against the Debtor that are $500 or less, or that are greater than $500, but are voluntarily reduced by the holders thereof to $500. The option to reduce an allowed unsecured claim to the sum of $500 and have such claim treated as a Class 3 Claim must be made in the manner prescribed in the Ballot.

--------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
--------------------------------------------------------------------------------------------------------------------
3          Administrative Convenience Class of                     Impaired, entitled   o   Paid in full in cash on
           Unsecured Claims                                        to vote                  Effective Date, without
                                                                                            interest
           o   Total estimated payment to Class:
               $253,000
--------------------------------------------------------------------------------------------------------------------

            3.b. Class of General Unsecured Claims

      General unsecured claims are unsecured claims not entitled to priority under Bankruptcy Code ss. 507(a), and that are not otherwise classified in Class 5 (below) including, without limitation, general trade creditors and the indemnity claims of current and former officers and directors, to the extent such claims are allowed. The following chart identifies this Plan's treatment of the class containing the Debtor's general unsecured claims:

-----------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
-----------------------------------------------------------------------------------------------------------------------
4          General unsecured claims                                Impaired,            Holders of allowed claims in
                                                                   entitled to          Class 4 shall receive a
           o   Total amt of claims = $11.0 million                 vote                 pro-rata distribution of
               (estimated)                                                              shares of Common Stock in the
                                                                                        Reorganized Debtor representing
                                                                                        in the aggregate 55% of such
                                                                                        stock, and a release of all
                                                                                        voidable preference claims.
-----------------------------------------------------------------------------------------------------------------------

            3.c. Shareholder Unsecured Claims

      Class 5 consists of all unsecured claims against the Debtor by shareholders, including any claims for damages arising from the purchase or sale of any security of the Debtor. Pursuant to Bankruptcy Code ss. 510(b), Class 5 Claims are subordinated to all other classes of unsecured claims.

-------------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
-------------------------------------------------------------------------------------------------------------------------
5          Shareholder Unsecured Claims                            Impaired,            Holders of claims in Class 5
                                                                   deemed to            will not receive any distribution
           o   Total amt of claims =                               reject               from the estate or retain any
               (unknown/unliquidated)                                                   interest under the Plan.
-------------------------------------------------------------------------------------------------------------------------

      4. Class of Interest Holders

      Interest holders are the parties who hold ownership interests (i.e., equity interests) in the Debtor. The Debtor is a corporation; entities holding preferred or common stock in the Debtor are interest holders. The following chart identifies this Plan's treatment of the class of interest holders:

-------------------------------------------------------------------------------------------------------------------------
CLASS #                     DESCRIPTION                                IMPAIRED                  TREATMENT
-------                     -----------                                --------                  ---------
                                                                        (Y/N)
-------------------------------------------------------------------------------------------------------------------------
6          Interest holders                                        Impaired,            All shares of Common Stock will
                                                                   deemed to            be canceled; holders of interests
                                                                   reject               will not receive any distribution
                                                                                        or retain any interest under the
                                                                                        Plan.
-------------------------------------------------------------------------------------------------------------------------

D. Means of Performing the Plan

      1. Funding for the Plan

      The Plan will be funded by the following: cash from operations and the Foothill Exit Financing.

      2. Post-confirmation Management

      Mr. Brian Zientek shall serve as the Chief Executive Officer of the Reorganized Debtor on the terms and conditions set forth in the Employment Agreement between Mr. Zientek and the Debtor dated January 2000, and approved by the Court on February 2, 2000. Mr. Douglas Arbetman shall continue to serve as the Debtor's President.

      The Reorganized Debtor shall have full authority to conduct the business of the Reorganized Debtor with all the powers of a corporation under applicable state law and free of any restrictions imposed by the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, subject to the terms and conditions of this Plan.

      The Reorganized Debtor shall be governed by a five (5) member Board of Directors, which members shall initially consist of: four creditor nominees designated by the Committee (two of whom shall be independent) and the Chief Executive Officer of the Reorganized Debtor. The initial members of the Board of Directors shall be as follows:

            Name                             Title
            ----                             -----

            Brian Zientek            Chief Executive Officer of The Sirena
                                     Apparel Group, Inc.

            David Ryan               Chair of the Creditors Committee & Senior
                                     Executive Officer of Applied Consulting
                                     Solutions, Inc.

            Allan I. Whitman, CPA    Financial Advisor to the Creditors
                                     Committee & Member of Bernstein, Fox,
                                     Whitman & Co. LLP

            Richard Matthews         Independent Management Consultant & Current
                                     Reorganization Consultant of The Sirena
                                     Apparel Group, Inc.

            Anne Leatherbury         Independent Consultant to retail industry.

      The Board of Directors of the Reorganized Debtor shall select a chairman of the Board of Directors of the Reorganized Debtor at its initial meeting.

      3. Disbursing Agent

      Richard Matthews on behalf of the Debtor shall act as the disbursing agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

      4. Objections to Claims

      The Debtor shall review all claims filed or deemed filed and may object to or seek subordination of any claim filed or scheduled herein. If a creditor desires to object to or seek subordination of any claim, the creditor shall first make written demand that the Debtor so object. If the Debtor declines to object, or if it fails to agree within thirty (30) days of the demand upon it to object, the creditor may object to or seek subordination of any claim.

      5. Reserve for Disputed Claims

      The Disbursing Agent will withhold from the property to be distributed under the Plan and will hold in reserve a sufficient amount to be distributed on account of the face amount of claims that are disputed and have not become Allowed Claims as of the date of distribution to creditors of any particular class.

      6. Fractional Shares

      Notwithstanding any other provision in the Plan to the contrary, no fractional shares of the Common Stock shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of Common Stock would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares or less being rounded down and fractions in excess of half of a share being rounded up.

                                      III.

                        TREATMENT OF MISCELLANEOUS ITEMS

A. Executory Contracts and Unexpired Leases

      1. Assumptions

      The following are the unexpired leases and executory contracts to be assumed as obligations of the Reorganized Debtor under this Plan (see Exhibit A for more detailed information on unexpired leases to be assumed and Exhibit B for more detailed information on executory contracts to be assumed):

      CONTRACT/LESSOR               PROPERTY
      ---------------               --------

      One Santa Fe Partners         Real property located at 2825 S. Santa Fe
                                    Ave., Vernon, California

      MMH Ventures                  Showroom lease in Miami, Florida

      Trizechahn Swig, LLC          Showroom lease in New York, New York

      American Industries, Inc.     Manufacturing facility in Sonora, Mexico

      GE Capital                    Software

      IBM Credit Corp.              IBM Computer System

      Safeline Leasing              Forklifts

      Liz Claiborne, Inc./          Trademark License Agreement
      L.C. Licensing, Inc.

      On the Effective Date, each of the unexpired leases and executory contracts listed above shall be assumed as obligations of the Reorganized Debtor. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and if you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section I.B.3 of the Disclosure Statement describing this Plan for the specific date.

      The Debtor reserves the right to amend the Plan at or prior to the Confirmation Hearing to designate additional executory contracts or leases to be assumed.

      2. Rejections

      The following are the unexpired leases and executory contracts to be rejected by the Debtor under this Plan:

            CONTRACT/LESSOR                             PROPERTY
            ---------------                             --------

            Canon Financial Services                    Copier

            GE Capital/Rampage(1)                       Equipment

            Winthrop Resource Services                  Equipment

            Douglas Arbetman                            Employment Agreement

      The Debtor reserves the right to amend the Plan at or prior to the Confirrnation Hearing to designate additional executory contracts or leases to be rejected.

      Any executory contract or lease not expressly assumed in Section A.1. hereof or otherwise provided for herein shall be deemed rejected.

      The order confirming the Plan shall constitute an order approving the rejection of such lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Disclosure Statement for the specific date.

      All allowed claims resulting from the rejection of a contract or lease shall be treated as Class 4 General Unsecured Claims. THE BAR DATE FOR FlLENG A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS THIRTY (30) DAYS AFTER THE EFFECTIVE DATE OF THE PLAN. Any claim based on the rejection of an executory contract or unexpired lease will be barred if the proof of claim is not timely filed, unless the Court orders otherwise.

B. Benefit Plans

      All employee compensation and benefit plans, policies, and programs of the Debtor applicable generally to its employees, including agreements and programs subject to Bankruptcy Code ss. 1114, other than individual employment agreements, as in effect on the Effective Date,

----------

      (1) The Debtor does not believe that the GE Capital/Rampage transaction is an enforceable executory contract. To the extent the transaction should be determined to constitute an executory contract, the Debtor rejects such contract.

including, without limitation, all savings plans, retirement plans, health care plans, disability plans severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under the Plan, and the Debtor's obligations under such agreements and programs shall survive the Effective Date of the Plan, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law of modify, amend, or terminate the foregoing arrangements, except for (i) such executory contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate Bankruptcy Code ss. 1114), and (ii) such executory contracts or plans as have previously been terminated or rejected pursuant to order of the Bankruptcy Court, or specifically waived by the beneficiaries of such plans, contracts, or programs.

C. Changes in Rates Subject to Regulatory Commission Approval

      This Debtor is not subject to governmental regulatory commission approval of its rates.

D. Retention of Jurisdiction

      The Court will retain jurisdiction to the fullest extent provided by law. Without limitation the Court shall maintain jurisdiction as necessary to hear and determine any matters related to the consolidated action entitled Richard Kaminski. et al v. The Sirena Apparel Group, Inc., Case No. 99-05973 RJK, currently pending in the United States District Court, Central Division of California, including, but not limited to, settlement thereof or distribution of the proceeds of any of the Debtor's insurance policies related thereto, as the Court deems appropriate.

E. Reservations of Rights

      Notwithstanding confirmation of the Plan, except as set forth in Section III(F) hereof, the Debtor reserves any and all claims, rights and causes of action that it may have, including but not limited to all rights, claims, causes of action and powers under Bankruptcy Code ss.ss. 544, 545, 548, 549 and 553, and any potential clairns and causes of action it may have against its former professionals, including Ernst & Young, LLP, and the Debtor's former officers and directors. The Debtor further reserves all claims, right and causes of action it may have against any of its insurance carriers for any and all known and unknown claims, whether or not such claims are sounded in tort or contract, which claims include but are not necessarily limited to, claims for reimbursement of defense costs, claims for bad faith, or other tort of quasi tort claims, which the Debtor may assert against its insurance carriers or other successors and/or assigns. Each of the foregoing claims are expressly reserved herein whether or not such claims or causes of action are the subject of pending litigation as of the Effective Date of the Plan.

F. Extinguishment of Causes of Action Under Bankruptcy Code ss. 547

      On the Effective Date, all rights, claims, causes of action, avoiding powers, suits and proceedings arising to recover cash payrnent to creditors pursuant to Bankruptcy Code ss. 547 ("Preferences") shall be extinguished whether or not then pending. The Reorganized Debtor shall have, retain, reserve and be entitled to assert all other claims, causes of action, rights of setoff and other legal or equitable defenses which the Debtor or Debtor-in-Possession owned immediately prior to the Effective Date; and all of the Reorganized Debtor's legal and equitable rights respecting any such claim which is not specifically waived, extinguished or relinquished by the Plan may be asserted after the Effective Date.

G. Preservation of Insurance

      The Debtor's discharge and release from all claims as provided herein, except as necessary to be consistent with the Plan, shall not diminish or impair the enforceability of any insurance policy that may cover claims against the Debtor or the Reorganized Debtor (including, without limitation, its officers and directors) or any other person or entity.

H. Exemption From Transfer Taxes

      Pursuant to Bankruptcy Code ss. 1146(c), the issuance, transfer or exchange of Common Stock under the Plan, the making or assignment of any lease or sublease or the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan shall not be subject to any stamp, real estate transfer, recording or other similar tax.

I. Bankruptcy Code ss. 1145 Exemption

      Pursuant to, and solely to the extent provided by Bankruptcy Code ss. 1145, the issuance of the Common Stock under the Plan is exempt from the registration requirements of Section 5 of the Securities Act, as amended, and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in such Common Stock.

                                       IV.

                         EFFECT OF CONFIRMATION OF PLAN

A. Discharge

      This Plan provides that upon confirmation, the Debtor shall be discharged of liability for payment of debts incurred before confirmation of the Plan, to the extent specified in Bankruptcy Code ss. 1141. However, any liability imposed by the Plan will not be discharged.

      The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all claims and equity interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtor, the Debtor-in-Possession, the Reorganized Debtor or any of its assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in the Plan, the Confirmation Order shall act as of the Effective Date as a discharge of the debts of, claims against, liens on, and equity interests in the Debtor, its assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of claim or equity interest with respect thereto is filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in the Plan, after the Effective Date, any holder of such discharged claim or equity interest shall be precluded from asserting against the Debtor, the Reorganized Debtor, or any of its assets or property any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the entry of the Confirmation Order.

B. Vesting of Property in the Reorganized Debtor

      Except as expressly provided elsewhere in the Plan, the confirmation of the Plan vests all of the property of the estate in the Reorganized Debtor free and clear of all claims, liens, charges and other interests of creditors and equity security holders.

C. Cancellation of Stock and Issuance of New Stock

      On the Effective Date, all authorized or issued and outstanding shares of Common or preferred stock in the Debtor shall be canceled, and previous authorization to issue shares canceled. As soon as practicable following the Effective Date, the Reorganized Debtor shall issue or reserve two million (2,000,000) shares of Common Stock (the "New Common Stock"). The New Common Stock ultimately shall be issued in the following percentages: unsecured creditors 55%; management/ employees 15%; and Foothill 30%. Upon confirmation, the issuance of the New Common Stock will be authorized without further act or action under applicable law, regulation or order.

      Creditors holding allowed claims in Class 4 shall be issued their pro-rata share of 1,100,000 shares of the New Common Stock. For this purpose, the claim amounts shall be rounded to the nearest $100. Foothill shall be issued 600,000 shares of the New Common Stock. There shall be reserved for management/employees of the Reorganized Debtor, 300,000 shares in the aggregate, to be allocated in a manner to be determined by the Board of Directors of the Reorganized Debtor. Each share of Common Stock in the Reorganized Debtor will entitle the holder to one vote, and holders of such stock shall have the right to participate proportionally in any dividends.

      The Reorganized Debtor, or such other qualified agent of the Reorganized Debtor's Board of Directors shall select in the future, shall act as its own registrar and transfer agent for the New Common Stock shares to be issued under the Plan.

D. Amendment of Articles of Incorporation of the Reorganized Debtor

      The Debtor's articles of incorporation shall be amended and restated as necessary so that the articles of incorporation of the Reorganized Debtor authorize issuance of 2,000,000 shares of Common Stock and prohibit the issuance of non-voting equity securities. The adoption of the amended articles of incorporation shall be deemed to have occurred and be effective as of the Effective Date without any further action by the directors or stockholders of the Debtor or Reorganized Debtor.

E. Post-Confirmation Employment and Compensation of Professionals

      After the Confirmation Date, the Reorganized Debtor may employ, without notice, hearing or order of the Bankruptcy Court, such attorneys, accountants and other professionals as it may desire to render services on such terms as it deems reasonable. With respect to services rendered by professional persons employed by the Reorganized Debtor, it shall be authorized to pay for such services, related costs and expenses, without notice, hearing or order of the Bankruptcy Court.

F. Dissolution of the Committee

      The appointment of the Committee shall terminate on the Effective Date of the Plan.

G. Modification of Plan

      The Proponents of the Plan may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or revoting on the Plan if Proponents modify the plan before confirmation.

      The Proponents of the Plan may also seek to modify the Plan at any time after confirmation so long as (1) the Plan has not been substantially consummated and (2) if the Court authorizes the proposed modifications after notice and a hearing.

H. Post-Confirmation Status Report

      Within 120 days of the entry of the order confirming the Plan, the Reorganized Debtor shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entitles.

I. Final Decree

      Once the estate has been fully administered as referred to in Federal Rule of Bankruptcy Procedure 3022, the Reorganized Debtor, or other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

Date: June 15, 2000


                                       THE SIRENA APPAREL GROUP, INC.


                                       By: /s/ Brian Zientek
                                           -------------------------------------
                                           BRIAN ZIENTEK
                                           Chief Executive Officer


                                       OFFICIAL COMMITTEE OF UNSECURED CREDITORS


                                       By: /s/ David Ryan
                                           -------------------------------------
                                           DAVID RYAN
                                           Chair of the Official Committee of
                                           Unsecured Creditors


APPROVED AS TO FORM:

                                       DANNING, GILL, DIAMOND & KOLLITZ, LLP


                                       By:
                                           -------------------------------------
                                           DAVID A. GILL
                                           ANNE E. WELLS
                                           Attorneys for The Sirena Apparel
                                           Group, Inc.


                                       BUCHALTER, NEMER. FIELDS & YOUNGER


                                       By:
                                           -------------------------------------
                                           BENJAMIN S. SEIGEL
                                           Attorneys for Official Committee of
                                           Unsecured Creditors

                                    EXHIBIT A

                   EXHIBIT A - UNEXPIRED LEASES TO BE ASSUMED

-----------------------------------------------------------------------------------------------------------
          LEASES                              ARREARS/DMGS                            METHODS OF CURE
          ------                              ------------                            ---------------
-----------------------------------------------------------------------------------------------------------
o     Description = Real             o   Default amt = $0                     o    Method of curing default
      Property, Vernon,                                                            & loss = N/A
      California                     o   Actual pecuniary loss = None
                                                                              o    Means of assuring future
o     Lessor's name =                                                              performance = N/A
      On Santa Fe Partners

o     Lessee's name = Sirena

o     Expiration date =
      5/31/2006
-----------------------------------------------------------------------------------------------------------
o     Description = Real             o   Default amt = $0                     o    Method of curing default
      Property, Miami, Florida                                                     & loss = N/A
                                     o   Actual pecuniary loss = None
o     Lessor's name = MMH                                                     o    Means of assuring future
      Ventures                                                                     performance = N/A

o     Lessee's name = Sirena

o     Expiration date = month
      to month
-----------------------------------------------------------------------------------------------------------
o     Description = Real             o   Default amt = $0                     o    Method of curing default
      Property, New York,                                                          & loss = N/A
      New York                       o   Actual pecuniary loss = None
                                                                              o    Means of assuring future
o     Lessor's name =                                                              performance = N/A
      TrizecHahn Swig, LLC

o     Lessee's name = Sirena

o     Expiration date =
      8/31/2004
-----------------------------------------------------------------------------------------------------------

                                   Exhibit A-1

-----------------------------------------------------------------------------------------------------------
          LEASES                              ARREARS/DMGS                            METHODS OF CURE
          ------                              ------------                            ---------------
-----------------------------------------------------------------------------------------------------------
o     Description = Real             o   Default amt = $0                     o    Method of curing default
      Property, Sonora,                                                            & loss = N/A
      Mexico                         o   Actual pecuniary loss = None
                                                                              o    Means of assuring future
o     Lessor's name =                                                              American Industries, Inc.
      performance = N/A

o     Lessee's name = Sirena

o     Expiration date =
      7/31/2008
-----------------------------------------------------------------------------------------------------------
o     Description = Gerber           o   Default amt = $1,886.41              o    Method of curing default
      Software                                                                     & loss = Payment on
                                     o   Actual pecuniary loss = None              Effective Date
o     Lessor's name = G E
      Capital Corp                                                            o    Means of assuring future
                                                                                   performance = N/A
o     Lessee's name = Sirena

o     Expiration date =
      3/31/2001
-----------------------------------------------------------------------------------------------------------
o     Description = IBM              o   Default amt = $17,256.01             o    Method of curing default
      AS 400 Computer                                                              & loss = Payment on
      System                         o   Actual pecuniary loss = None              Effective Date

o     Lessor's name = IBM                                                     o    Means of assuring future
      Credit Corp.                                                                 performance = N/A

o     Lessee's name= Sirena

o     Expiration date =
      4/1/2004
-----------------------------------------------------------------------------------------------------------


                                   Exhibit A-2

-----------------------------------------------------------------------------------------------------------
          LEASES                              ARREARS/DMGS                            METHODS OF CURE
          ------                              ------------                            ---------------
-----------------------------------------------------------------------------------------------------------
o     Description = Schaef           o   Default amt = $781.36                o    Method of curing default
      Forklift                                                                     & loss = Payment on
                                     o   Actual pecuniary loss = None              Effective Date
o     Lessor's name = Safeline
      Leasing                                                                 o    Means of assuring future
                                                                                   performance = N/A
o     Lessee's name = Sirena

o     Expiration date =
      2/10/2002
-----------------------------------------------------------------------------------------------------------


                                   Exhibit A-3

                                    EXHIBIT B

                  EXHIBIT B - EXECUTORY CONTRACTS TO BE ASSUMED


-----------------------------------------------------------------------------------------------------------
          CONTRACT                            DEFAULT/DMGS                            METHODS OF CURE
          --------                            ------------                            ---------------
-----------------------------------------------------------------------------------------------------------
o     Contract description =         o   Default amt = N/A                    o    Method of curing default
      License Agreement                                                            & loss = N/A
                                     o   Actual pecuniary loss = N/A
o     Contracting parties =                                                   o    Means of assuring
      1.  Liz Claiborne, Inc.                                                      performance = N/A
      2.  Sirena
-----------------------------------------------------------------------------------------------------------


                                   Exhibit B-1